                                                             Exhibit (a)(1)(FF)


                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

------------------------------------------------------
                                                     :
OMNICARE, INC.,                                      :
                                                     :
                            Plaintiff,               :
                                                     :       C.A. No. 19800
                  -vs.-                              :
                                                     :
NCS HEALTHCARE, INC., et al.,                        :
                                                     :
                            Defendants.              :
                                                     :
------------------------------------------------------



                  REPLY MEMORANDUM OF LAW IN FURTHER SUPPORT OF
                    OMNICARE'S MOTION FOR SUMMARY JUDGMENT ON
                    COUNT ONE OF THE SECOND AMENDED COMPLAINT



Of Counsel:                               POTTER ANDERSON & CORROON LLP
                                          Donald J. Wolfe, Jr.
Robert C. Myers                           Kevin R. Shannon
Seth C. Farber                            Michael A. Pittenger
James P. Smith III                        John M. Seaman
David F. Owens                            Hercules Plaza
Melanie R. Moss                           1313 N. Market Street
DEWEY BALLANTINE LLP                      P.O. Box 951
1301 Avenue of the Americas               Wilmington, DE 19899
New York, New York  10019-6092            (302) 984-6000
(212) 259-8000
                                          Attorneys for Plaintiff Omnicare, Inc.
Dated:  October 22, 2002

544976

                                TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
PRELIMINARY STATEMENT..............................................................            1

ARGUMENT...........................................................................            3

I.       THE VOTING AGREEMENTS CONSTITUTE A TRANSFER OF
         SHARES UNDER THE NCS CHARTER..............................................            3


         A.       The Agreements Effect a "Transfer"...............................            4

         B.       By Transferring All Meaningful Interests In Their Shares,
                  Outcalt and Shaw Have Transferred The Shares Themselves,
                  Pursuant To The NCS Charter......................................            5

         C.       The Fact That 8 Del. C.'SS'202 Does Not Address All The
                  Transfer Restrictions Contained In The NCS Charter Is
                  Probative Of Nothing, Since They Are Expressly Authorized
                  By 8 Del. C. 'SS' 212(a).........................................            7

II.      SECTION 7(c)(5) OF THE NCS CHARTER IS INAPPLICABLE TO
         THE IRREVOCABLE PROXIES GIVEN TO GENESIS IN THE
         VOTING AGREEMENTS.........................................................            8

III.     Defendants Cannot Rely On Extrinsic Evidence To Avoid The Plain
         Meaning Of The NCS Charter................................................           11

         A.       The Charter Is Not Ambiguous.....................................           11

         B.       Any Ambiguities In The NCS Charter Must Be Construed
                  Against NCS And The Class B Stockholders And In Favor Of
                  The Class A Stockholders.........................................           12

         C.       Defendants Cannot Use Hypotheses About Unspecified
                  Evidence To Create Ambiguities And Avoid Summary
                  Judgment.........................................................           14

CONCLUSION.........................................................................           15

                              TABLE OF AUTHORITIES

CASES                                                                                       Page
-----                                                                                       ----
Eagle Industries, Inc. v. DeVilliss Health Care, Inc.,
         702 A.2d 1228 (Del. 1997) ................................................           11

E.H.I. of Florida, Inc. v. Insurance Co. of North America,
         652 F.2d 310 (3rd Cir. 1981)..............................................            9

Elliot Associates, L.P.  v. Avatex Corp.,
         715 A.2d 843 (Del. 1998) .................................................        5, 12

Harrah's Entertainment, Inc. v. JCC Holding Co.,
         802 A.2d 294 (Del. Ch. 2002) .............................................           11

In re Explorer Pipeline Co.,
         781 A.2d 705 (Del. Ch. 2001)..............................................       11, 12

In re Wheelabrator Technologies, Inc. Shareholders Litigation,
         663 A.2d 1194 (Del. Ch. 1995).............................................           14

Kaiser Aluminum Corp. v. Matheson,
         681 A.2d 392 (Del. 1996)..................................................       12, 13

McIlquham v. Feste,
         2001 WL 1497179 (Del. Ch.)................................................           11

SI Management L.P. v. Wininger,
         707 A.2d 37 (Del. 1998)...................................................           13

Steele v. Ratledge,
         2002 WL 31260990 (Del. Ch.)...............................................           14

Tcherepin v. Franz,
         461 F.2d 544 (7th Cir. 1972)..............................................            9

Telcom-SNI Investors, L.L.C. v. Sorrento Networks, Inc.,
         2001 WL 1117505 (Del. Ch.),
         aff'd, 790 A.2d 477 (Del. 2001) (Table)...................................           11

Von Opel v. Youbet.com,
         2000 WL 130625 (Del. Ch.) ................................................           14

STATUTES
--------
15 U.S.C. 'SS' 78n(a)................................................................            9

8 Del. C. 'SS' 202...................................................................            8

8 Del. C. 'SS' 212(a)................................................................         7, 8

Del Ch. Ct. R. 56(c).................................................................           14

Del. Ch. Ct. R. 56(e)................................................................           14

MISCELLANEOUS

R. Franklin Balotti & Jesse A. Finkelstein, The Delaware Law
Of Corporations And Business Organizations, 'SS' 6.10 (3d ed. 2002)..................            8

         Plaintiff Omnicare, Inc. ("Omnicare") respectfully submits this Reply Memorandum of Law in Further Support of its Motion for Summary Judgment on Count I of its Second Amended Complaint.(1)

                              PRELIMINARY STATEMENT

         Defendants do not dispute that defendants Jon H. Outcalt and Kevin B. Shaw have granted irrevocable proxies to vote all their shares of NCS Healthcare, Inc. ("NCS") common stock, including their shares of NCS Class B common stock, to Genesis Health Ventures, Inc. ("Genesis"). Nor do they dispute that Section 7(a) of the amended and restated NCS certificate of incorporation (the "NCS Charter")(2) prohibits the transfer of Class B shares, or any interest in such shares, to Genesis or that Section 7(d) provides that an attempted transfer of Class B shares to Genesis would convert those shares to Class A status. Rather, Defendants raise three principal (and somewhat contradictory) arguments in opposition to Omnicare's claim that Outcalt and Shaw have converted their Class B shares by granting Genesis irrevocable proxies.

         Defendants first argue that the granting of these irrevocable proxies was not a transfer of shares pursuant to the NCS Charter. This argument -- which is largely a semantic one -- depends primarily on the proposition that Outcalt and Shaw have done nothing more than enable Genesis to do them the favor of performing the ministerial act of casting their votes for them. According to Defendants, Outcalt and Shaw retain actual control over their voting powers and other relevant indicia of ownership and thus have not transferred their shares to Genesis. In fact, however, the Voting Agreements give Genesis control over Outcalt's and Shaw's vote on


------------------
(1) This Court granted Omnicare's motion for leave to file its Second Amended Complaint on October 16, 2002. A copy of the Second Amended Complaint is annexed hereto as Exhibit A.


(2) The NCS Charter is Exhibit C to the Memorandum of Law in Support of Omnicare's Motion for Summary Judgment as to Count I of the First Amended Complaint, dated September 30, 2002 ("Omnicare Opening Mem.").

every remaining issue that could properly come to NCS stockholders for a vote.(3) As a result, voting power over the Class B shares has been transferred to Genesis and, because the NCS Charter equates beneficial ownership with voting power, so has ownership of the Class B shares themselves.

         Defendants also argue that the irrevocable proxies granted by Outcalt and Shaw are exempted from the restrictions on transfer by Section 7(c)(5) of the NCS Charter, which provides that the giving of proxies in connection with solicitation of proxies subject to Section 14 of the Securities Exchange Act of 1934 (the "Exchange Act") shall not be deemed to constitute such a transfer. But this exception -- which was designed to facilitate the casting of votes at annual meetings -- was never intended to be used as a backdoor to escape the NCS Charter's restrictions on transfer of beneficial ownership. Indeed, Genesis did not solicit proxies from Outcalt and Shaw for their unregistered Class B shares pursuant to Section 14 of the Exchange Act. Rather, the only proxy solicitation that is even contemplated under Section 14 is NCS's proposed solicitation -- a solicitation that is wholly apart from Genesis' earlier solicitation of much broader, irrevocable proxies from Outcalt and Shaw. Contrary to Defendants' argument, Section 7(c)(5) demonstrates that Omnicare's construction of the NCS Charter is correct, for there would be no need to impose an exception to the transfer restriction and automatic conversion provisions for the solicitation of proxies under Section 14 of the Exchange Act if the granting of a proxy did not otherwise constitute a transfer of the shares.


------------------
(3) The voting agreements among Genesis, NCS and Outcalt and Shaw (the "Voting Agreements" or "Voting Agmts.") and the Agreement and Plan of Merger by and among Genesis, Geneva Sub, Inc. and NCS ("Merger Agreement" or "Merger Agmt."), dated as of July 28, 2002, are appended to the Form 8-K filed by NCS with the Securities and Exchange Commission ("SEC") on July 29, 2002, annexed to the Omnicare Opening Mem. as Exhibit A.

         As a last gasp, Defendants argue that summary judgment is premature in light of ambiguities which they claim may be presented by extrinsic evidence. But extrinsic evidence cannot be considered where, as here, the plain meaning of the agreement (in this case, the NCS Charter) is dispositive. In any event, any ambiguities would have to be resolved against NCS, Outcalt and Shaw, as draftsmen of the NCS Charter. In short, Defendants cannot avoid summary judgment by claiming that relevant evidence "may" come forward in discovery and, accordingly, this Court should enter judgment in favor of Omnicare on Count I of the Second Amended Complaint.

                                    ARGUMENT

I. THE VOTING AGREEMENTS CONSTITUTE A TRANSFER OF SHARES UNDER THE NCS CHARTER

         Section 7(a) of the NCS Charter prohibits any Class B stockholder from transferring "shares of Class B Common Stock or any interest therein" to anyone but a "Permitted Transferee." NCS Charter 'SS' 7(a). The Voting Agreements entered into by Outcalt and Shaw grant Genesis (who is not a Permitted Transferee), among other things, "an irrevocable proxy, coupled with an interest" to vote their Class B shares. Voting Agmts. 'SS' 2(c). Nonetheless, Genesis claims that the granting of these proxies is not a "transfer" within the meaning of Section 7(a) because, according to Defendants, first, the irrevocable proxies do not truly transfer control of the voting power of Outcalt's and Shaw's shares, and, second, Outcalt and Shaw purportedly retain significant economic and voting rights in those shares. These arguments fail because the plain language of the Voting Agreements establishes that Outcalt and Shaw have surrendered all relevant control over their shares and, indeed, are no longer "beneficial owners" of the shares, under the terms of the NCS Charter.

         A. The Voting Agreements Effect a "Transfer"

            Defendants argue first that the granting of irrevocable proxies is not a "`transfer' of any kind." According to Genesis:

            The Voting Agreements simply embody the decision by the stockholders, qua stockholder, to vote their shares -- all of their shares -- in favor of the NCS/Genesis merger. That was the stockholders' decision. That was not, and is not, a decision that Genesis made or is now empowered to make by anything in the Voting Agreements.

Answering Br. of Defs. Genesis Health Ventures, Inc. and Geneva Sub, Inc. in Opp'n to Pl. Omnicare, Inc.'s and the Class Pls.' Mots. for Summ. J. on Count I of their Compls., dated October 17, 2002 ("Genesis Mem.") at 16 (emphasis in original).

            The problem with this argument is that it ignores the powers that Outcalt and Shaw have actually granted to Genesis. Genesis does not simply have the ministerial role of casting votes that Outcalt and Shaw have previously decided. Rather, Genesis's irrevocable proxy includes the power to vote those shares "in accordance with the provisions of Section 2(b)" of the Voting Agreements, which includes the right to vote those shares:

            against (i) approval of any proposal made in opposition to or in competition with the Proposed Transaction and the transactions contemplated by the Merger Agreement, (ii) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of the Company or any of its subsidiaries, with or involving any party other than as contemplated by the Merger Agreement, (iii) any liquidation or winding up of the Company, (iv) any extraordinary dividend by the Company, (v) any change in the capital structure of the Company (other than pursuant to the Merger Agreement) and (vi) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the transactions contemplated by the Merger Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of the Company under the Merger Agreement, which would materially and adversely affect the Company or Parent or their respective abilities to consummate the transactions contemplated by the Merger Agreement.

Voting Agmts. 'SS''SS' 2(b), (c). Taken together, these provisions give Genesis the ability to vote Outcalt's and Shaw's shares on virtually any issue, as well as the discretion to determine whether those votes should be cast, at all. Thus, it is Genesis who will decide whether a proposed action might, for example, be "reasonably expected" to "interfere with" the consummation of the Genesis Merger Agreement.

            Finally, Genesis's assertion that the granting of a proxy cannot be a transfer is inconsistent with Section 7(c)(5) of the NCS Charter. Section 7(c)(5) provides:

            The giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934 (or any successor provision thereof) and the rules and regulations promulgated thereunder shall not be deemed to constitute the transfer of an interest in the shares of Class B Common Stock which are the subject of such proxy.

If, as Genesis maintains, the giving of a proxy is insufficient to constitute a transfer, then this exception would be wholly unnecessary. Because basic rules of contract construction require that all terms of the agreement be given effect, if possible, Genesis's interpretation must be rejected. See, e.g., Elliot Assocs., L.P. v. Avatex Corp., 715 A.2d 843, 854 (Del. 1998) ("It is well established that a court interpreting any contractual provision, including preferred stock provisions, must give effect to all terms of the instrument, must read the instrument as a whole, and, if possible, reconcile all the provisions of the instrument.").

         B. By Transferring All Meaningful Interests In Their Shares, Outcalt And Shaw Have Transferred The Shares Themselves, Pursuant To The NCS Charter

            Defendants argue that no transfer of shares occurred because "Outcalt and Shaw retained voting power for transactions and issues unrelated to the Genesis Merger." NCS Defs.' Mem. in Opp'n to Pl. Omnicare's and the Class Pls.' Mot. for Summ. J. ("NCS Mem.") at 13. Similarly, Genesis asserts that "[t]he right to dividends, the right to the merger consideration and any other economic rights of the shares remain with Outcalt and Shaw." Genesis Mem. at 32. But these "interests" supposedly retained by Outcalt and Shaw are illusory. The Genesis Merger Agreement not only obligates NCS to "conduct its operations in the ordinary course consistent with past practice" but also explicitly prohibits a comprehensive list of specified NCS actions that might otherwise require shareholder approval. Merger Agmt. 'SS' 5.3(b). As a result, there are no "transactions and issues unrelated to the Genesis Merger" that Outcalt and Shaw could ever vote on. Similarly, the NCS Merger Agreement prohibits NCS from paying any further dividends or making any distribution on its common stock, see Merger Agmt. 'SS' 5.3(b)(i)(B), and, accordingly, Outcalt and Shaw have no remaining economic rights other than the right to receive the promised payment for their shares under the locked-up Genesis Merger Agreement.

            In short, Outcalt and Shaw have transferred their power to vote and it is that voting power that is the fundamental indicium of ownership of NCS shares. Thus, the NCS Charter defines "beneficial ownership" of Class B shares as "possession of the power to vote or to direct the vote or to dispose of or to direct the disposition of the shares of Class B Common Stock in question," NCS Charter 'SS' 7(g), and a "beneficial owner" is entitled to have Class B shares issued in his name. No Defendant other than Genesis even addresses this point, and Genesis does so merely by repeating its argument that a proxy holder "does not `possess' the power to control the vote of the shares [because] [t]he proxy itself is nothing but a delegation of the authority to cast the vote, in this case ministerially limited to a particular transaction and limited in time." Genesis Mem. at 35. However, as shown above, the irrevocable proxies here are far from ministerial and far from limited, as they give Genesis complete control over Outcalt's and Shaw's votes on any conceivable issue. Indeed, it is hard to imagine a more effective transfer of voting power -- and, thus, under the NCS Charter, beneficial ownership -- to Genesis.

         C. The Fact That 8 Del C. 'SS' 202 Does Not Address All the Transfer Restrictions Contained in the NCS Charter Is Probative Of Nothing, Since They Are Expressly Authorized By 8 Del. C. 'SS' 212(a)

            Genesis also attempts to argue that 8 Del. C. 'SS' 202, which deals with restrictions on the transfer and ownership of securities, does not permit the sort of restrictions contained in the NCS Charter or at least supports the position that Omnicare's interpretation of those restrictions is wrong. For example, Genesis argues that "[t]here certainly is nothing in 'SS' 202 that authorizes a charter provision that goes as far as to allow restrictions on the stockholders' ability to contract [i.e. grant a proxy or enter into a voting agreement] with respect to his or her shares, as Omnicare here argues -- and certainly nothing in 'SS' 202 or anywhere else that would contemplate the registration by a corporation of such contractual obligations or restraints." Genesis Mem. at 28. Genesis goes on to set up a number of straw men by asserting that Omnicare's argument would lead to the conclusion that the NCS Charter prohibits NCS Class B stockholders from granting a proxy or entering into a voting agreement. Id.

            Genesis is wrong. First, Genesis overlooks the fact that 8 Del.
C. 'SS' 202(e) expressly provides that "[a]ny other lawful restriction on transfer or registration of transfer of securities ... is permitted by this section." Second, Genesis overlooks the fact that 8 Del. C. 'SS' 151(e) expressly permits a charter provision pursuant to which "[a]ny stock of any class or of any series thereof may be made convertible into ... upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation...." Third, Genesis overlooks the fact that the conversion of
Outcalt's and Shaw's Class B shares to Class A and the corresponding change in the voting rights of such shares, is also permitted by 8 Del. C. 'SS' 212(a). The draftsmen of the NCS Charter were obviously concerned with more than just an outright physical transfer of shares of Class B common stock of the sort contemplated by 8 Del. C. 'SS' 202. They also wanted to deal with the situation where a non-Permitted Transferee obtains or purports to obtain beneficial ownership of shares of Class B common stock despite the other transfer restrictions contained in the NCS Charter. To that end, the NCS Charter, as permitted by 8 Del. C.
'SS''SS' 151(e) and 212(a), automatically converts shares of Class B common stock to Class A shares where the holder purports to transfer beneficial ownership of those shares, i.e., the power to vote those shares, to a non-Permitted Transferee. See R. Franklin Balotti and Jesse A. Finkelstein,
The Delaware Law of Corporations and Business Organizations 'SS' 6.10
(3d ed. 2002) ("Even when a prohibited transferee succeeds in obtaining a beneficial interest in a security despite validly enacted transfer restrictions, a properly structured restriction should permit the corporation to deny that holder voting rights. Section 212(a) permits a corporation to include in its certificate of incorporation a provision altering the uniform voting rights that would otherwise exist among holders of the same class of shares").

II. SECTION 7(c)(5) OF THE NCS CHARTER IS INAPPLICABLE TO THE
    IRREVOCABLE PROXIES GIVEN TO GENESIS IN THE VOTING AGREEMENTS

                  Section 7(c)(5) of the NCS Charter provides, in pertinent part, that:

                  [t]he giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934 (or any successor provision thereof) and the rules and regulations promulgated thereunder shall not be deemed to constitute the transfer of an interest in the shares of Class B Common Stock which are the subject of such proxy.

The purpose of this exception is not, as defendants contend, to permit holders of shares of Class B common stock to give a proxy under the circumstances presented here. Its purpose was much more limited, else the exception would swallow the rule. The purpose of Section 7(c)(5) was to permit NCS to do what it has historically done -- to solicit proxies from holders of Class B common stock at its annual meeting of stockholders. See Genesis Mem. at 25 ("[T]he Class B stockholders have repeatedly been invited to grant and undoubtedly have granted proxies to vote their Class B shares at prior NCS stockholders meetings."). It was not, as Defendants suggest, a means for Outcalt and Shaw to transfer beneficial ownership of their Class B shares to Genesis so that Genesis could impose the Genesis Merger Agreement on holders of shares of Class A common stock.

         Thus, only the grant of a very limited category of proxies, not at issue here, is permitted under Section 7(c)(5), i.e., those given "in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934." Here, the irrevocable proxies given to Genesis by Outcalt and Shaw in the Voting Agreements were not given in connection with any such proxy solicitation under Section 14 of the Exchange Act. The provisions of Section 14 of the Exchange Act are applicable only to a solicitation of proxies with respect to securities registered pursuant to Section 12 of the Exchange Act, see 15 U.S.C. 'SS' 78n(a),(4) and it is undisputed that the Class B common stock is not registered under Section 12. See, e.g., NCS Mem. at 11; Genesis Mem. at 21; Defendant Jon H. Outcalt's Br. In Opp'n to Pl. Omnicare's Mot. for Summ. J. on Count I of the First Am. Compl. ("Outcalt Mem.") at 11. Thus, when Genesis solicited irrevocable proxies from Outcalt and Shaw on or prior to July 28, 2002, it did not do so pursuant to or in connection with any solicitation under Section 14.


---------------------
(4) See also E.H.I. of Fla., Inc. v. Ins. Co. of N. Am., 652 F.2d 310, 313 (3rd Cir. 1981) (Section 14 requires that solicitation of any proxy with respect to any security registered pursuant to Section 12 of the Exchange Act be performed in accordance with SEC rules and regulations); Tcherepnin v. Franz, 461 F.2d 544, 550 (7th Cir. 1972) (Section 14(a) and Rule 14(a) thereunder apply only to securities registered under Section 12 of the Exchange Act).

         Nor can Genesis's solicitation be considered to be "in connection with" a solicitation by NCS for the purpose of seeking stockholders' approval of the Genesis Merger Agreement -- a solicitation which has not even commenced. Indeed, rather than being "in connection with" NCS's yet-to-be-commenced solicitation of proxies pursuant to the provisions of Section 14 of the Exchange Act, the solicitation and receipt by Genesis of irrevocable proxies from Outcalt and Shaw was a precondition to Genesis's willingness to enter into the Genesis Merger Agreement in the first place. Genesis Mem. at 8.(5)

         In sum, the Defendants' various strained renderings of Section 7(c)(5) of the NCS Charter fail to answer a central question. How does their interpretation square with the obvious purpose of the other restrictions contained in the NCS Charter? The answer is it cannot. The evident purpose of those restrictions was to prohibit holders of shares of Class B common stock from transferring those shares (or beneficial ownership of them) to anyone other than a Permitted Transferee. If Section 7(c)(5) encompassed the irrevocable proxies issued here, then those restrictions would be worthless. Such an interpretation of Section 7(c)(5) would be illogical, would defy basic principles of contract construction, and, accordingly, must be rejected here. Indeed, as noted above, Section 7(c)(5) itself evidences the intent that the granting of a proxy would constitute the transfer of shares or any interest therein except in the limited circumstances of a solicitation of proxies under
Section 14 of the Exchange Act.


----------------------
(5) Thus, Defendants' assertion that Genesis's solicitation of proxies from Outcalt and Shaw "was to facilitate . . . Genesis' solicitation efforts of Class A shares in furtherance of the Genesis Merger," NCS Mem. at 12, is plainly wrong because Genesis is not engaging in any such solicitation. That solicitation is being made by NCS. See Form of Proxy (Exhibit 99.2 to the Form S-4), a copy of which is annexed hereto as Exhibit B.

III. DEFENDANTS CANNOT RELY ON EXTRINSIC EVIDENCE TO AVOID THE
     PLAIN MEANING OF THE NCS CHARTER

     A. The Charter Is Not Ambiguous

        For the reasons set forth above, the plain language of the NCS Charter unambiguously establishes that Outcalt and Shaw have converted their Class B shares into Class A shares by executing the Voting Agreements. Under these circumstances, Defendants' repeated references to extrinsic evidence are all improper. See In re Explorer Pipeline, 781 A.2d 705, 713 (Del. Ch. 2001) ("Unless the contract language is ambiguous, extrinsic evidence may not be used to interpret the intent of the parties, to vary the terms of the contract or to create an ambiguity."); McIlquham v. Feste, 2002 WL 244859, at *5 (Del. Ch.) ("Where no ambiguity is present, . . . the Court will not resort to extrinsic evidence in order to aid in interpretation, but will enforce the contract in accordance with the plain meaning of its terms.").

        A contract is not ambiguous unless it is reasonably or fairly susceptible to two or more different interpretations. See Explorer Pipeline, 781 A.2d at 713 (granting summary judgment upon finding that supermajority provision in certificate was not ambiguous). "That good lawyers can conjure up challenging arguments about multiple meanings of a word or a phrase does not necessarily make the word or phrase ambiguous." Telcom-SNI Investors v. Sorrento Networks, Inc., 2001 WL 1117505, at *7 (Del. Ch.), aff'd, 790 A.2d 477 (Del. 2001)
(Table). Thus, no ambiguity is created simply because defendants purport to disagree with Omnicare concerning the intended construction of the NCS Charter. The inquiry is whether reasonable persons in the position of the parties would attach different interpretations to the relevant language, see Harrah's Entertainment, Inc. v. JCC Holding Co., 802 A.2d 294, 309 (Del. Ch. 2002); Eagle Indus., Inc. v. DeVilbiss Health Care, Inc., 702 A.2d 1228, 1232 n.8 (Del.
1997), and, as explained above, no reasonable person would in this instance.

     B. Any Ambiguities In The NCS Charter Must Be Construed Against NCS And The Class B Stockholders And In Favor Of The Class A Stockholders

        While the prohibitions in Section 7(a) of the NCS Charter are unambiguous, any ambiguity that did exist would have to be resolved against the Class B stockholders, i.e., in favor of Omnicare's interpretation of the charter. To begin with, any ambiguities in the certificate are the product of its draftsmen (Outcalt and Shaw), Genesis Mem. at 25, and must be construed against them. See Kaiser Aluminum v. Matheson, 681 A.2d 392, 398 (Del. 1996); Elliot Assocs., 715 A.2d at 853. In addition, ambiguities in certificates of incorporation are to be construed in favor of the reasonable investors -- here, the Class A stockholders -- who could be misled by them. See Elliot Assocs., 715 A.2d at 852-53. Here, "it was in the power of the draftsmen (NCS, Outcalt and Shaw) to draft provisions that clearly would permit them to transfer an irrevocable proxy such as those granted to Genesis without triggering the automatic conversion provisions. Instead, they drafted provisions that clearly trigger the conversion provisions in such circumstances or, if one is to believe Defendants, that are ambiguous as to whether they are triggered by such circumstances. If there is such ambiguity, Delaware law requires that it be resolved in favor of the reasonable expectations of the Class A stockholders who had no input in the drafting of the provisions and against the drafters.

        Defendants repeatedly refer to their own intentions and conduct as "evidence" of why the NCS Charter should be interpreted as they suggest. Genesis Mem. at 23, NCS Mem. at 5, Outcalt Mem. at 11. What Defendants ignore, however, is that the dispute in this case concerns a contract between and among all stockholders and the corporation. See Explorer Pipeline, 781 A.2d at 713 ("Certificates of incorporation are not only contracts among a corporation and its shareholders, but also are contracts among the shareholders."). Thus, the

NCS Charter is a contract among Class A and Class B stockholders, not just between the Class B stockholders and the corporation.

        Defendants' suggest that because it was their understanding when executing the merger agreement and the Voting Agreements that no conversion would be effected, the Class A stockholders, who were not parties to that arrangement, are bound by their flawed interpretation. Under Delaware law, however, Defendants' understanding, even if true, would be irrelevant in interpreting ambiguous language in the NCS Charter. In SI Management v. Wininger, the Delaware Supreme Court addressed an ambiguous provision in a limited partnership agreement drafted solely by one general partner, but binding upon 1,850 investors to the agreement. SI Mgmt., 707 A.2d 37, 43 (Del. 1998). Addressing the weight to be given to extrinsic evidence under the circumstances, the court explained:

        A court considering extrinsic evidence assumes that there is some connection between the expectations of contracting parties revealed by that evidence and the way contract terms were articulated by those parties. Therefore, unless extrinsic evidence can speak to the intent of all parties to a contract, it provides an incomplete guide with which to interpret contractual language.

Id. at 43 (emphasis in original). There, according to the court, the investors simply reacted "to a `take it or leave it' proposal" and had no hand in drafting the agreement. Id. at 44. Accordingly,

        [b]ecause the articulation of contract terms in this case appears to have been entirely within the control of one party -- the General Partner -- that party bears full responsibility for the effect of those terms. Accordingly, extrinsic evidence is irrelevant to the intent of all parties at the time they entered into the agreement.

Id. (emphasis in original). Similarly, as Genesis admits, Genesis Mem. at 25, the NCS Class A stockholders had no role in drafting the NCS Charter and, accordingly, Defendants' intent is irrelevant. See also Kaiser Aluminum, 681 A.2d at 395 ("Where, as here, the ultimate purchaser of the securities is not a party to the drafting of the instrument which determines her rights, the reasonable expectations of the purchaser of the securities must be given effect.")

        C. Defendants Cannot Use Hypotheses About Unspecified Evidence To Create Ambiguities and Avoid Summary Judgment

        Nor can Defendants avoid summary judgment simply by stating that discovery is ongoing. Summary judgment is proper where, as here, there is no genuine issue of material fact. See In re Wheelabrator Tech., Inc. Shareholders Litig., 663 A.2d 1194, 1198 (Del. Ch. 1995); Del. Ch. Ct. R. 56(c) ("[judgment]
shall be rendered forthwith if the pleadings, depositions, answers to interrogatories and admissions on file, together with the affidavits, if any, show that there is no genuine issue as to any material fact and that the moving party is entitled to a judgment as a matter of law"). To defeat a motion for summary judgment, a defendant "may not rest on the mere allegations or denials of [its] pleadings" but rather "must set forth specific facts showing that there is a genuine issue for trial." Del. Ch. Ct. R. 56(e); see also Steele v. Ratledge, 2002 WL 31260990, at *2 (Del. Ch.) (while all inferences must be drawn in favor of the nonmovant, such "inferences must be drawn from facts, not suppositions"). Here, defendants fail to set forth any specific facts that would create a genuine issue of material fact; rather, they simply assert that "further discovery may also be necessary," NCS Mem. at 19 (emphasis added), without articulating what the evidence might be or why it might be probative. This vague speculation is insufficient under Rule 56, especially since the alleged extrinsic evidence -- the intent of the drafters of the provisions at issue -- is exclusively in the control of Defendants. See, e.g., von Opel v. Youbet.com, 2000 WL 130625 (Del. Ch.) (noting that "[a] typical occasion for invocation of Rule 56(f) is when ... the party opposing summary judgment cannot by affidavit state facts to overcome the summary judgment motion because the facts, if they exist, are known only by the party moving for summary judgment.") (citation omitted). As a result, summary judgment must be granted to Omnicare on Count One.

                                   CONCLUSION

        For all the foregoing reasons, Omnicare respectfully requests that an order be entered declaring that the Voting Agreements violate Section 7(a) of the NCS Charter and that the Class B shares of defendants Outcalt and Shaw have been irrevocably converted into Class A shares.


                                         POTTER ANDERSON & CORROON LLP
Of Counsel:

Robert C. Myers                          By: /s/ John M. Seaman
Seth C. Farber                               -----------------------------------
James P. Smith III                           Donald J. Wolfe, Jr.
David F. Owens                               Kevin R. Shannon
Melanie R. Moss                              Michael A. Pittenger
DEWEY BALLANTINE LLP                         John M. Seaman
1301 Avenue of the Americas                  Hercules Plaza
New York, NY  10019-6092                     1313 N. Market Street
(212) 259-8000                               P.O. Box 951
                                             Wilmington, DE 19899
                                             (302) 984-6000

Dated:  October 22, 2002                 Attorneys for Plaintiff Omnicare, Inc.
544976

                             CERTIFICATE OF SERVICE

        I hereby certify that on October 22, 2002, I caused the within document to be served on the following counsel of record in the manner indicated below:


BY HAND DELIVERY

         Edward P. Welch, Esq.
         Skadden Arps Slate Meagher & Flom LLP
         One Rodney Square
         P.O. Box 636
         Wilmington, DE 19899

         David C. McBride, Esq.
         Young Conaway Stargatt & Taylor LLP
         1000 West Street, 17th Floor
         Wilmington, DE 19899-0391

         Michael Weidinger, Esquire
         Morris, James, Hitchens & Williams
         222 Delaware Avenue
         Wilmington, DE  19801

         Jon E. Abramczyk, Esquire
         Morris Nichols Arsht & Tunnell LLP
         Chase Manhattan Centre, 18th Floor
         1201 North Market Street
         Wilmington, DE

VIA FEDERAL EXPRESS

         Paul Vizcarrondo, Esq.
         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, NY 10019-6150



                                          /s/  John M. Seaman
                                         -----------------------
                                               John M. Seaman



544976